SCHEDULE 14A INFORMATION

              Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Sec. 240.14a-12


                         UNITED RETAIL GROUP, INC.
                --------------------------------------------
              (Name of Registrant as Specified In Its Charter)


  (Name of Person(s) Filing Proxy Statement If Other Than The Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
     0-11.

         1)   Title of each class of securities to which transaction applies:

         2)   Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

         4)   Proposed maximum aggregate value of transaction:

         5)   Total fee paid:

     *Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)   Amount Previously Paid:_________________________________________

         2)   Form, Schedule or Registration Statement No.:___________________

         3)   Filing Party:___________________________________________________

         4)   Date Filed:_____________________________________________________





                         UNITED RETAIL GROUP, INC.
                          365 West Passaic Street
                      Rochelle Park, New Jersey 07662





                                                     April 24, 2002


Dear Stockholder:

         I wish to extend a cordial invitation to the tenth Annual Meeting of the stockholders of United Retail Group, Inc., which will be held at the Marriott Glenpointe Hotel in Teaneck, New Jersey, at 11 o'clock on Thursday morning, May 30, 2002.

         Formal notice of the Annual Meeting and the Proxy Statement are contained on the following pages. I urge that you read the Proxy Statement and then cast your vote on the accompanying proxy. The Annual Report of the Company for 2001 is enclosed.

         Please be sure to mark, date, sign and return the proxy promptly, so that your shares will be represented at the meeting.

         I look forward to greeting you at the meeting, reporting on the Company's business and outlook, hearing your views and answering your questions.

                                                     Sincerely yours,

                                                     /s/ Raphael Benaroya
                                                     --------------------
                                                     Raphael Benaroya
                                                     Chairman



-------------------------------------------------------------------------------

IMPORTANT: To ensure the presence of a quorum at the meeting, it is important that your stock be represented, whether or not you plan to attend. Please mark, date and sign the accompanying proxy and return it promptly in the enclosed postpaid envelope. This proxy is solicited by the Board of Directors of the Company.

-------------------------------------------------------------------------------


                         UNITED RETAIL GROUP, INC.
                          365 West Passaic Street
                      Rochelle Park, New Jersey 07662


                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                May 30, 2002


         The tenth Annual Meeting of the stockholders of United Retail Group, Inc. (the "Company") will be held at the Marriott Glenpointe Hotel, 100 Frank W. Burr Boulevard, Teaneck, New Jersey 07666, on Thursday, May 30, 2002, at 11 o'clock in the morning, for the following purposes:

         o     electing nine directors;

         o transacting any and all other business that may properly come before the meeting.

         A list of stockholders may be examined during business hours at the Marriott Glenpointe Hotel and the Company's offices during the 10 days preceding the Annual Meeting of Stockholders.

         The Board of Directors fixed April 22, 2002 as the record date for the determination of stockholders entitled to vote at this meeting and only stockholders of record on that date shall be entitled so to vote.

                                         By Order of the Board of Directors,


                                         /s/ George R. Remeta
                                         -----------------------------------
                                         George R. Remeta
April 24, 2002                           Secretary





                         UNITED RETAIL GROUP, INC.
                          365 West Passaic Street
                      Rochelle Park, New Jersey 07662


                              PROXY STATEMENT
                            Dated April 24, 2002


                       ANNUAL MEETING OF STOCKHOLDERS
                                MAY 30, 2002


The accompanying proxy is solicited by the Board of Directors of United Retail Group, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders to be held May 30, 2002, and any adjournments thereof. When the proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted "FOR" election of the nominees named in this Proxy Statement.

Any stockholder giving a proxy, however, has the power to revoke it prior to its exercise by notice of revocation to the Company in writing or by execution of a subsequent proxy (provided that such action must be taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken) or by voting in person at the Annual Meeting. If a stockholder wishes to give a proxy to someone other than the individuals named as proxies in the proxy card, he or she may cross out the names of the proxies appearing in the enclosed proxy card, insert the name(s) of some other person(s), initial the insertion and sign and date the proxy card for use at the meeting place.

The shares entitled to vote at the meeting consist of shares of Common Stock of the Company, with each share entitling the holder of record to one vote. At the close of business on April 22, 2002, the record date for the Annual Meeting, there were outstanding 13,204,233 shares of Common Stock. This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about April 24, 2002.


                           ELECTION OF DIRECTORS

Nominees

Nine nominees for the Board of Directors of the Company will be elected at the Annual Meeting of Stockholders for a term expiring at the Annual Meeting of Stockholders in 2003 or until their successors are elected and qualified. In the event any of the nominees shall be unable to serve as a Director, it is intended that the proxies will be voted for the election of a person nominated by the Board of Directors in substitution. The Company has no reason to believe that any nominee for the Board of Directors will be unable to serve as a Director if elected.

Stockholders of record on the record date who wished to nominate persons for election as Directors were able to have done so by delivering a notice of nomination to the Secretary of the Company by hand or by mail not less than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders. No person may be elected as a Director unless nominated by a stockholder in the manner just described or by the Board of Directors.

No person has been nominated for election as a Director except those named in the section captioned "Business and Professional Experience." There are nine nominees for election to the nine seats on the Board of Directors. Proxies that withhold authority to vote will be counted only for quorum purposes. A quorum is a majority of the outstanding shares.

Business and Professional Experience

The nominees proposed by the Board of Directors are listed below.

Mr. Raphael Benaroya, age 54, has been the Company's Chairman of the Board, President and Chief Executive Officer for more than five years. Mr. Benaroya is a director of Russ Berrie and Company, Inc.

Mr. George R. Remeta, age 52, has been the Vice Chairman of the Board, Chief Financial Officer and Secretary of the Company for more than five years. In 1999, he was named to the additional post of Chief Administrative Officer of the Company.

Mr. Joseph A. Alutto, age 61, a Director of the Company since December 1992, has been the Dean of the Max M. Fisher School of Business at Ohio State University for more than five years. Mr. Alutto is a director of Barrister Global Services, Inc. and has been nominated for election as a director of Nationwide Financial Services, Inc.

Mr. Russell Berrie, age 69, a Director of the Company since December 1992, founded Russ Berrie and Company, Inc., an international toy manufacturer, in 1963 and since then has been its Chairman of the Board and Chief Executive Officer.

Mr. Joseph Ciechanover, age 68, a Director of the Company since May 1995, is President of The Challenge Fund-Etgar L.P., an investment firm. Previously, he was Chairman of the Board of El Al Israel Airlines Ltd. from February 2001 to before 1997.

Mr. Michael Goldstein, age 60, a Director of the Company since May 1999, has been Chairman of the Toys "R" Us Childrens' Fund, a charitable foundation, since June 2001. Previously, he was the Chairman of the Board of Toys "R" Us, Inc., a retail chain, since February 1998 and was Chief Executive Officer of that company from before 1997 to February 1998 and from September 1999 to January 2000. Mr. Goldstein is a director of Toys "R" Us, Inc. and Finlay Enterprises, Inc.

Mr. Ilan Kaufthal, age 54, a Director of the Company since December 1992, has been a Vice Chairman of Bear Stearns & Co., Inc., an investment banking firm, since May 2000. Previously, he was a Vice Chairman of Schroder & Co. Incorporated, an investment banking firm, and had been an executive there since before 1997. Mr. Kaufthal is a director of Cambrex Corporation and Russ Berrie and Company, Inc.

Mr. Vincent P. Langone, age 59, a Director of the Company since February 1994, has been the President and Chief Executive Officer of Interbuild International, Inc., a consulting and equity investment firm, since January, 2002. Previously, he was the Chief Executive Officer of Formica Corporation, a manufacturer of Formica(R)brand laminate, since 1998. (In March 2002, Formica Corporation filed for protection under Chapter 11 of the federal Bankruptcy Code.) In 1997, he was President and Chief Executive Officer of Interbuild International, Inc. Mr. Langone is a director of Brand Scaffolding Services, Inc. and Summit Bank.

Richard W. Rubenstein, Esq., age 57, a Director of the Company since December 1991, has been a partner at Squire, Sanders & Dempsey, a law firm, for more than five years. Mr. Rubenstein is a director of AmeriLink Corporation.

Information Concerning the Board of Directors and Certain Committees

The Company's Board of Directors held five meetings in Fiscal 2001, at which attendance was perfect. During Fiscal 2001, all of the Directors attended 75% or more of the total number of meetings of the Board and of committees of the Board on which they served.

Subject to approval by the Board, standing committees of Directors took action in their respective areas of responsibility. The standing committees included the Audit Committee, the Compensation Committee and the Nominating Committee.

The Board of Directors adopted a written charter for the Audit Committee. Among other things, the Audit Committee makes recommendations to the Board as to the selection of the firm of independent public accountants to audit the books and accounts of the Company for each fiscal year and reviews and discusses with management the Company's financial statements.

See, "Audit Committee Report" for the names of the Directors who serve on the Audit Committee. At the organizational meeting of the Board of Directors in May 2001, Mr. Goldstein was named to replace Mr. Kaufthal as a member of the Audit Committee. The members of the Audit Committee are independent, as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers. The Audit Committee held nine meetings in Fiscal 2001.

The Compensation Committee of the Board recommends executive compensation and grants employee stock options. See, "Compensation Committee Report" for the names of the Directors who have served on the Compensation Committee since before Fiscal 2001. The Compensation Committee held four meetings in Fiscal 2001.

The Nominating Committee of the Board nominates suitable persons for election as Directors of the Company. Its members since before Fiscal 2001 have been Mr. Benaroya, as Chairman of the Committee, and Messrs. Berrie and Rubenstein. The Nominating Committee held a single meeting in Fiscal 2001. Nominees for election as Directors at the tenth Annual Meeting of Stockholders were selected by the Nominating Committee in Fiscal 2002.Stockholders of record are permitted to nominate persons for election directly (see "ELECTION OF DIRECTORS-Nominees" above); therefore, no formal procedures exist for stockholders to make nominee recommendations to the Nominating Committee.

Director Compensation

Each Director who is not employed by the Company receives $3,000 for each Board meeting that he attends and a $2,000 quarterly retainer. In addition, a nonmanagement Director receives $1,000 for each additional day on which he attends one or more committee meetings.

Also, each nonmanagement Director receives an award in May of each year under the stockholder-approved 2001 Stock Option Plan of nonqualified options to purchase 3,000 shares of Common Stock exercisable at the then current market price for a term of 10 years. Each option becomes exercisable as to 600 shares on completion of each full year of service as a Director after the date of grant, provided, however, that each option becomes fully exercisable in the event that the Company enters into certain transactions, including certain mergers or the sale of all or substantially all of the Company's assets, and becomes fully exercisable upon retirement from the Board in the discretion of the Compensation Committee of the Board.

In addition, each nonmanagement Director receives an award under the Company's Stock Appreciation Rights Plan that provides for cash payments by the Company when the Director exercises stock options granted in May 2000 and thereafter and receives shares of Common Stock. Each payment will be an amount equivalent to the equity in the corresponding option that is being exercised, that is, the excess of the then current market price of the shares issued over (i) the exercise price paid by the Director plus (ii) any related withholding taxes.

See, "Certain Transactions - Consulting Services By Directors' Firms" for services rendered in Fiscal 2001 to the Company by firms with which Mr. Kaufthal and Mr. Rubenstein, respectively, have been affiliated.

                      SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of shares of Common Stock of the Chief Executive Officer of the Company, the four most highly compensated executive officers of the Company and its subsidiaries in Fiscal 2001 other than the Chief Executive Officer, each Director, and all Officers and Directors as a group, and their percentage ownership. Except as noted below, each of the persons listed has sole investment and voting power with respect to the shares indicated. All information was determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act") based on information furnished by the persons listed as of March 31, 2002 except that the numbers of currently outstanding stock options exercisable has been determined as of June 22, 2002.


                       Name of Beneficial                                    Amount of            Percent of
                            Owner or                                        Beneficial           Outstanding
                       Identity of Group                                    Ownership              Shares
                       ------------------                                   ----------           ------------

Mr. Raphael Benaroya(1)..................................................    2,628,103              19.4%
Mr. George R. Remeta(2)..................................................      502,039               3.8%
Kenneth P. Carroll, Esq.(3)..............................................      141,497               1.1%
Ms. Ellen Demaio(4)......................................................       55,600                *
Mr. Paul McFarren(5).....................................................        5,000                *
Mr. Joseph A. Alutto(6)..................................................       20,590                *
Mr. Russell Berrie(6)  ..................................................       43,000                *
Mr. Joseph Ciechanover(7)................................................       15,000                *
Mr. Michael Goldstein (8)................................................        8,100                *
Mr. Ilan Kaufthal(6) (9) ................................................       83,000                *
Mr. Vincent P. Langone(6) (10)...........................................       51,000                *
Richard W. Rubenstein, Esq.(11)..........................................       23,200                *

All Officers and Directors as a group ...................................    3,779,038              26.7%
    (24 persons)(12)

-------------------

(1) Includes 328,372 shares which may be acquired by the exercise of stock options. Mr. Benaroya has the sole right to vote and dispose of these shares, provided, however, that disposition of 899,719 shares is subject to a pledge to secure repayment of indebtedness to the Company incurred to finance taxes arising from exercises of employee stock options and to pay interest. See "Certain
       Transactions - Cash Transactions Relating to Stock Options."
       Excludes 69,000 shares held by a private charitable foundation, as to which he disclaims beneficial ownership.

(2) Includes 160,000 shares which may be acquired by the exercise of stock options.

(3) Includes 125,500 shares which may be acquired by the exercise of stock options.

(4) Consists of 55,600 shares which may be acquired by the exercise of stock options.

(5) Consists of 5,000 shares which may be acquired by the exercise of stock options.

(6) Includes 18,000 shares which may be acquired by the exercise of stock options.

(7) Includes 9,600 shares which may be acquired by the exercise of stock options.

(8) Includes 3,600 shares which may be acquired by the exercise of stock options.

(9) The outstanding shares are held jointly with his wife. Excludes shares held by Bear Stearns & Co., Inc., of which Mr. Kaufthal is a Vice Chairman, and 5,000 shares held by a private charitable foundation, as to both of which he disclaims beneficial ownership.

(10) Includes 400 shares held by a partnership, as to which he disclaims beneficial ownership.

(11) Includes 23,000 shares which may be acquired by the exercise of stock options.

(12) Includes 942,322 shares which may be acquired by the exercise of stock options and shares held jointly with the spouses of certain members of the group.

* Less than one percent.


                           EXECUTIVE COMPENSATION

The following table sets forth the aggregate compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company and its subsidiaries in the fiscal years indicated. See, also, "Long Term Incentive Plan Award In Last Fiscal Year."


                                     SUMMARY COMPENSATION TABLE



                                                   Annual              Long-Term Compensation
                                              Compensation(1)
                                                                    Awards            Payouts
                                                                    Securities
                                                                    Underlying
Name and                                                            Options (3)         LTIP       All Other
Principal Positions              Year     Salary       Bonus(2)     (numbers of       Payouts      Compensation(4)
                                                                    shares)

Mr. Rapahel Benaroya,            2001     $550,000     $ 43,000     200,000(5)            -0-      $63,000
  Chairman of the Board,         2000     $550,000          -0-         -0-               -0-      $58,000
  President and Chief            1999     $550,000     $195,000         -0-               -0-      $95,000
  Executive Officer

Mr. George R. Remeta,            2001     $450,000     $ 39,000     100,000(6)            -0-      $41,000
  Vice Chairman of the           2000     $430,000     $ 15,000         -0-               -0-      $36,000
  Board, Chief Administrative    1999     $401,000     $125,000         -0-               -0-      $57,000
  Officer, Secretary and
  Director

Ms. Ellen DeMaio,                2001     $285,000          -0-         -0-           $38,000(7)   $21,000
  Senior Vice President          2000     $285,000          -0-         -0-               -0-      $21,000
  -Merchandise of United         1999     $275,000     $ 65,000         -0-               -0-      $33,000
  Retail Incorporated

Kenneth P. Carroll, Esq.         2001     $270,000     $ 24,000      40,000(8)            -0-      $22,000
  Senior Vice President          2000     $260,000     $ 10,000      10,000(8)            -0-      $19,000
  -General Counsel               1999     $240,000     $ 59,000         -0-               -0-      $29,000

Mr. Paul McFarren                2001     $260,000     $ 16,000         -0-               -0-          -0-
  Vice President - Chief         2000     $ 87,000          -0-       25,000              -0-          -0-
  Information Officer of         1999          -0-          -0-         -0-               -0-          -0-
  United Retail
  Incorporated(9)
----------------------

(1) The amounts shown are rounded and include deferred compensation but do not include reimbursement of premiums paid by the officer for supplemental disability insurance, reimbursement of income taxes on the reimbursement of premiums, perquisites and other personal benefits, if any, the value of all of which for each named officer did not exceed the lesser of $50,000 or 10% of the aggregate salary and bonus compensation for such officer.

(2) The amounts shown are rounded and include payments as a bonus in a subsequent year for services rendered in the year indicated.

(3) The Company had no long-term compensation plan other than plans which provided for options to purchase shares of Common Stock except as described under the caption "Long Term Incentive Plan
         Award In Last Fiscal Year". The exercise price of each option listed in the table was at the current market price per share of Common Stock on the date of action by the Compensation Committee of the Board of Directors.

(4) The amounts shown are rounded and consist principally of contributions by the Company to the Retirement Savings Plan and Supplemental Retirement Savings Plan based on the salary and bonus paid in the year indicated and, in the case of Messrs. Benaroya and Remeta, premiums the Company paid on individual term life insurance policies. In Fiscal 2001 the premiums were approximately
         $17,000 for Mr. Benaroya and $4,000 for Mr. Remeta.

(5) Included are nonqualified stock options to purchase 162,000 shares exercisable at a price of $9.40 for a term of 10 years with five year vesting. The remainder are incentive stock options exercisable at a price of $10.34 for a term of five years with four year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the 2001 Stock Option Plan and the Employment Agreement between the Company and Mr. Benaroya.

(6) Consists of incentive stock options to purchase 53,000 shares and nonqualified stock options to purchase 47,000 shares. All the foregoing options are exercisable at a price of $9.40 for a term of 10 years with five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the 2001
         Stock Option Plan and the Employment Agreement between the Company and Mr. Remeta.

(7) Ms. Demaio is an officer of United Retail Incorporated, a subsidiary of the Company. An option to acquire 8,000 shares granted in Fiscal 1991 to Ms. Demaio was surrendered to the Company for cancellation in Fiscal 2001 in exchange for a payment of approximately $38,000, representing her equity in the option before taxes.

(8) The options granted in 2000 are incentive stock options exercisable at a price of $9.75. The options granted in 2001 are exercisable at a price of $9.40 and consist of incentive stock options to purchase 24,000 shares and nonqualified stock options to purchase 16,000 shares. All the foregoing options provide for a term of 10 years with five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the Restated 1999 Stock Option Plan and the Employment Agreement between the Company and Mr. Carroll.

(9) Mr. McFarren has been employed by United Retail Incorporated, a subsidiary of the Company, since October 2000. The options are incentive stock options exercisable at a price of $5.50 for a term of 10 years with five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the Restated
         1999 Stock Option Plan.

INCENTIVE COMPENSATION PLAN

The Company's officers participated in an incentive compensation program (see, "Report of Compensation Committee") providing for the potential award of bonuses ("Incentive Compensation Bonuses") with respect to each Spring season and each Fall season based on meeting or exceeding seasonal targets of operating income. The operating income targets for Ms. Demaio and Mr. McFarren were for the Company's retail store business segment. The targets for Messrs. Benaroya, Remeta and Carroll were a consolidation of the operating income targets applicable under the program for other officers who have responsibilities in the retail store business segment or the Shop@Home business segment.

LONG TERM INCENTIVE PLAN AWARD IN LAST FISCAL YEAR

In addition to being eligible to receive Incentive Compensation Bonuses, Mr. McFarren, who was employed in October 2000, has an arrangement with the Company that an additional bonus shall be payable if he shall have remained continuously in the Company's employ, approximately as follows: $22,000 after 24 months of continuous employment, an additional $36,000 after a total of 36 months and an additional $38,000 after a total of 48 months.

EMPLOYMENT AGREEMENTS

The Company has Employment Agreements with Messrs. Benaroya, Remeta and Carroll, dated as of November 20, 1998 and with terms ending on July 30, 2006. Base salaries for fiscal 2002 are $633,000 for Mr. Benaroya, $470,000 for Mr. Remeta and $280,000 for Mr. Carroll. Mr. Benaroya, however, has been drawing salary at a rate of $550,000 per annum since Fiscal 1997. Under the Agreements, annual base salaries are adjusted for inflation and may be increased further by the Compensation Committee of the Board of Directors. The potential Incentive Compensation Bonus ranges up to 120% of seasonal base salary for Mr. Benaroya, up to 100% for Mr. Remeta and up to 80% for Mr. Carroll. See, "Summary Compensation Table" and "Report of Compensation Committee."

If the Company terminates the employment of Mr. Benaroya, Mr. Remeta or Mr. Carroll without cause (as defined in his Employment Agreement) before the end of the contractual term, the Company must pay him, in addition to accrued salary and benefits, (a) an amount equal to three times the sum of
(i) then current annual base salary, plus (ii) the amount of Incentive Compensation Bonuses with respect to the two most recently completed seasons, plus (iii) $20,000 in the case of Mr. Benaroya and $4,000 in the case of Mr. Remeta, (b) a pro-rata Incentive Compensation Bonus for the season in which termination occurs and (c) a tax gross-up ("Excise Tax Gross-Up") which reimburses him for any federal excise taxes owed to the extent that Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), applies to the payments.

If Mr. Benaroya, Mr. Remeta or Mr. Carroll resigns his employment within 10 business days after first receiving notice of change of control (as defined in his Employment Agreement) of the Company, the Company must pay him, in addition to accrued salary and benefits, (a) an amount equal to three times the sum of (i) the then current annual base salary plus (ii) $20,000 in the case of Mr. Benaroya and $4,000 in the case of Mr. Remeta, (b) a pro-rata Incentive Compensation Bonus for the season in which resignation occurs and
(c) an Excise Tax Gross-Up.

The Employment Agreements also contain covenants not to compete during employment or afterwards during a stated period. The officers are expressly under no obligation to seek other employment during the noncompetition period, and there would be no offset against any amounts due to them on account of any subsequent permitted employment. The officers are also obligated not to disclose confidential information at any time during or after employment.

Stock options held by Ms. Demaio to purchase 38,000 shares have the benefit of an arrangement in which the Company will pay Ms. Demaio the difference if $34.28 exceeds the market price per share at the time of exercise. The payment is conditioned, among other things, on retail stores operated by United Retail Incorporated, a subsidiary of the Company, achieving annual net sales of at least $1 billion and operating income of at least 7% of net sales. In no event, however, shall the payment exceed $1 million.

Retirement Savings Plan

The Company has a profit-sharing plan qualified under the Code, the Retirement Savings Plan (the "RSP"), in which all employees who have completed one year of service are eligible to participate. Each participant is entitled to direct that a contribution of 1%, 2% or 3% of his compensation be made under the RSP as a basic contribution that reduces his compensation under the Code. For each participant who makes a basic contribution, the Company makes a matching cash contribution equal to one-half of the basic contribution or such greater or lesser amount as the Company may determine in its sole discretion, provided, however, that in no event shall the matching contribution for a participant exceed certain maximum limits imposed by governmental regulations applicable to qualified plans. All contributions made by the Company are for the exclusive benefit of participants and vest incrementally after specified years of service.

The Company has a nonqualified supplemental retirement plan (the "SRSP"). Under the SRSP the Company makes cash contributions to a separate trust fund equal to the amount of contributions that it otherwise would have made pursuant to the terms of the RSP but which were disallowed by governmental regulations limiting contributions to qualified plans. The Company also makes cash retirement contributions to the trust fund under the SRSP equal to 6% of each participant's compensation, provided, however, that the Company may contribute a greater or lesser amount in its sole discretion and provided, further, that retirement contributions to the SRSP are limited to employees who earn $100,000 per annum or more and who were employed by the Company before 1993. Messrs. Benaroya, Remeta and Carroll and Ms. Demaio are the beneficiaries of retirement contributions under the SRSP.

The Benefits Committee of the Board of Directors oversees the RSP and SRSP.

Stock Options

The following tables set forth information with respect to option exercises and total options held by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company and its subsidiaries.


                                   OPTION GRANTS IN LAST FISCAL YEAR

                                      % of
                          Number of   Total
                          Securities  Options     Exercise  Market
Name                      Underlying  Granted     Price     Price                 Potential Realizable Value at
                          Option        to          Per     on Date  Expiration   Assumed Annual Rates of Stock
                          Granted(1)  Employees   Share       of       Date       Appreciation for Option Term(2)
                                      in Fiscal             Grant
                                        Year                                       0%         5%          10%

Mr. Raphael Benaroya(3)     162,000    32.4%      $  9.40   $9.40    5/31/11       -0-     $958,000     $2,427,000
                             38,000     7.6%      $ 10.34   $9.40    5/31/06       -0-     $ 63,000     $  182,000
Mr. George R. Remeta(4)     100,000    20.0%      $  9.40   $9.40    5/31/11       -0-     $591,000     $1,498,000
Ms. Ellen Demaio              -0-       -0-
Kenneth P. Carroll,Esq.(5)   40,000     8.0%      $  9.40   $9.40    5/31/11       -0-     $236,000     $  599,000
Mr. Paul McFarren             -0-       -0-
----------------
(1)    All options were granted by the Compensation Committee of the Board of Directors pursuant to stockholder-approved plans.
(2)    The assumed rates of growth in the table above were selected for illustration purposes only and are not intended to forecast future stock prices.
(3)    Nonqualified stock options to purchase 162,000 shares have five year vesting. The remainder are incentive stock options with four year vesting.
(4)    Consists of incentive stock options to purchase 53,000 shares and nonqualified stock options to purchase 47,000 shares, all with five year vesting.
(5)    Consists of incentive stock options to purchase 24,000 shares and nonqualified stock options to purchase 16,000 shares, all with five year vesting.



                              AGGREGATED OPTION EXERCISES IN FISCAL 2001 AND
                                   FISCAL 2001 YEAR END OPTION VALUES

                                                   Number of Securities                   Value of Unexercised
                                                       Underlying                        In-The-Money Options At
                                                   Unexercised Options At                Fiscal 2001 Year End(1)
                                                   Fiscal 2001 Year End
                                   Shares
                                 Acquired On
Name                               Exercise       Exercisable    Non-Exercisable       Exercisable  Non-Exercisable


Mr. Raphael Benaroya                   -0-        246,472           280,000            $82,500          $55,000
Mr. George R. Remeta                   -0-        120,000           140,000            $41,250          $27,500
Ms. Ellen Demaio(2)                    -0-         49,200            12,800            $77,850          $14,400
Kenneth P. Carroll, Esq.               -0-        103,000            72,000           $196,625          $30,250
Mr. Paul McFarren                      -0-          5,000            20,000             $7,500          $30,000

----------------

(1) Fair market value of the Common Stock at Fiscal 2001 year-end was $7.00 per share.
(2) An option to acquire 8,000 shares granted in Fiscal 1991 to Ms. Demaio was surrendered to the Company for cancellation in Fiscal 2001 in exchange for a payment of approximately $38,000, representing her equity in the option before taxes. Stock options held by Ms. Demaio to purchase 38,000 shares have the benefit of an arrangement in which the Company will pay Ms. Demaio the difference if $34.28 exceeds the market price per share at the time of exercise. The payment is conditioned, among other things, on United Retail Incorporated's retail stores achieving annual net sales of at least $1 billion and operating income of at least 7% of net sales. In no event, however, shall the payment exceed $1 million.


        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Directors of the Company has been composed of Vincent P. Langone, as Chairman, Joseph A. Alutto and Joseph Ciechanover since before Fiscal 2001.

Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, is a member of the Compensation Committee of the Board of Directors of Russ Berrie and Company, Inc. Russell Berrie is the Chairman of the Board and Chief Executive Officer of Russ Berrie and Company, Inc. and is a Director of the Company.


                       COMPENSATION COMMITTEE REPORT

To the stockholders:

Committee Practices

In Fiscal 2001, subject to approval by the Board of Directors, the Compensation Committee determined the cash compensation of the officers of the Company or its subsidiaries other than the Company's Chief Executive Officer (see, "CEO Compensation"). During Fiscal 2001, option grants were made to associates of the Company and its subsidiaries from time to time by the Compensation Committee pursuant to stock option plans approved by the stockholders. See, "Executive Compensation - Option Grants In Last Fiscal Year."

Insurance, retirement savings plans and other benefits were overseen by the Benefits Committee but were taken into account by the Compensation Committee.

Program Objectives

The principal objective of the Company's Fiscal 2001 executive compensation program was to motivate officers and other senior managers to maximize the Company's consolidated operating income and thereby to increase stockholder returns. The program was intended to be competitive and thereby to encourage associates to remain in the Company's employ. Finally, the program was designed to be equitable. The principal components of the executive compensation program for Fiscal 2001 were:

         v     base salary with merit increases for certain associates
         v     formula-based cash bonus ("Incentive Compensation") awards for achieving a seasonal (six-month) target for operating
               results, either for the participant's business segment or
               for the Company on a consolidated basis, depending on the
               scope of the participant's responsibilities
         v     merit-based cash bonus awards
         v     stock options exercisable at fair market value on the date action was taken by the Compensation Committee
         v     matching retirement savings contributions by the Company
               with a maximum of 1.5% of combined base salary and cash bonus; plus Company retirement savings contributions generally equal to 6% of combined base salary and cash bonus for the benefit of certain officers (see, "Executive
               Compensation - Retirement Savings Plan").

A target (which the Company deems to be proprietary and confidential) for operating results for the Shop@Home business segment of United Retail Incorporated, a subsidiary of the Company, was met in one of the seasons of Fiscal 2001. Participants in the Shop@Home business segment received bonuses in accordance with the program formula, as did other participants rewarded on the basis of the Company's consolidated operating income.

CEO Compensation

Since Fiscal 1997, the base salary of the Company's Chairman of the Board, President and Chief Executive Officer, Raphael Benaroya, has been approximately $550,000 per annum, as he voluntarily declined to be considered for a raise and voluntarily waived current payment of the annual cost of living increases that he has been entitled to receive under his Employment Agreement. See, "Executive Compensation - Employment
Agreements."

Mr. Benaroya participated in the Company's Incentive Compensation program for officers and other senior managers and received a $43,000 bonus in accordance with the program formula based on the Company's consolidated operating income for the Spring 2001 Season.

In Fiscal 2001, the Compensation Committee awarded Mr. Benaroya stock options pursuant to the stockholder-approved 2001 Stock Option Plan. See, "Executive Compensation - Option Grants in Last Fiscal Year."


                                              Respectfully submitted,
Dated:  April 24, 2002                        Compensation Committee
                                              Vincent P. Langone, Chairman
                                              Joseph A. Alutto
                                              Joseph Ciechanover


                SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of shares of Common Stock of the Company by persons who were known by the Company to be the beneficial owners of more than 5% of the outstanding shares. All information was determined in accordance with Rule 13d-3 under the Exchange Act based on information in filings by the persons listed with the Securities and Exchange Commission. The number of shares owned is as of December 31, 2001, except as noted below, and the percentage of outstanding shares is calculated as of March 31, 2002.


                                                        Amount of                     Percent of
                                                        Beneficial                   Outstanding
Name and Address of Beneficial Owner                    Ownership                       Shares

Mr. Raphael Benaroya (1)                                2,628,103                       19.4%
      c/o United Retail Group, Inc.
      365 West Passaic Street
      Rochelle Park, New Jersey 07662

Cramer Rosenthal McGlynn, LLC (2)                       1,627,900                       12.3%
      707 Westchester Avenue
      White Plains, New York 10604

Limited Direct Associates, L.P. (3)                     1,600,000                       12.1%
      Three Limited Parkway
      Columbus, Ohio 43230

FMR Corp. (4)                                           1,232,200                        9.3%
      82 Devonshire Street
      Boston, Massachusetts 02109

Franklin Advisory Services, LLC (5)                     1,000,600                        7.6%
      One Parker Plaza
      Fort Lee, New Jersey 07024

Dimensional Fund Advisors, Inc. (5)                      910,900                         6.9%
      1299 Ocean Avenue
      Santa Monica, California 90401

Buckingham Capital Management Incorporated (5)           701,150                         5.3%
      630 Third Avenue
      New York, New York 10017

------------------

(1) As of March 31, 2002. Includes 328,372 shares which may be acquired by the exercise of stock options by June 22, 2002. Mr. Benaroya has the sole right to vote and dispose of these shares, provided, however, that disposition of 899,719 shares is subject to a pledge to secure repayment of indebtedness to the Company incurred to finance taxes arising from exercises of employee stock options and to pay interest. See "Certain Transactions - Cash Transactions
       Relating to Stock Options." Excludes 69,000 shares held by a private charitable foundation, as to which he disclaims beneficial ownership.
(2) An investment adviser with shared voting power and shared dispositive power with respect to these shares.
(3)    Limited Direct Associates, L.P. ("LDA") is an affiliate of The
       Limited, Inc. LDA has the sole right to vote and dispose of these shares.
(4) FMR Corp. has the sole right to dispose of all these shares and the sole right to vote 349,100 of these shares.
(5) An investment adviser with the sole right to vote and dispose of these shares.


                       INDEPENDENT PUBLIC ACCOUNTANTS

Engagement

During Fiscal 2001, PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") served as the Company's independent public accountants and in that capacity rendered an opinion on the Company's consolidated financial statements as of and for the year ended February 2, 2002 ("Fiscal 2001"). The Company has selected PricewaterhouseCoopers as its independent public accountants for the current fiscal year.

Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting. They will be available to respond to appropriate questions and may make a statement if they so desire.

Audit Fees

Aggregate fees, including out-of-pocket expenses, for professional services rendered by PricewaterhouseCoopers in connection with (i) the audit of the Company's consolidated financial statements for Fiscal 2001 and (ii) the limited review of the Company's unaudited condensed consolidated interim financial statements for the first three quarters of Fiscal 2001 were approximately $218,000.

All Other Fees

During Fiscal 2001, PricewaterhouseCoopers rendered no services to the Company in connection with the design or implementation of financial information systems.

In addition to the audit and review fees described above, aggregate fees, including out-of-pocket expenses, for professional services rendered by PricewaterhouseCoopers to the Company during Fiscal 2001 were approximately $200,000 and arose primarily from tax-related services.


                           AUDIT COMMITTEE REPORT

To the stockholders:

The Audit Committee reviewed the Company's audited consolidated financial statements for Fiscal 2001 and discussed them with management.

The Audit Committee also discussed with the independent auditors the matters with respect to Fiscal 2001 required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380).

Finally, the Audit Committee received the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to Fiscal 2001 from the independent auditors. The Audit Committee discussed their independence with the independent auditors and considered the compatibility of their independence with the fees for non-audit services that they performed for the Company. See, "Independent Public Accountants - All Other Fees."

Based on the foregoing review, disclosures, discussions and consideration and on the qualifications of the independent auditors as experts in accounting and auditing, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for Fiscal 2001 be included in the Company's Annual Report on Form 10-K that was filed with the Securities and Exchange Commission.

The information in this Audit Committee Report shall not be deemed to be "soliciting material," or to be "filed" with the Commission or subject to Regulation 14A or to the liabilities of Section 18 of the Securities Exchange Act of 1934.

                                       Respectfully submitted,
Dated:  April 24, 2002                 AUDIT COMMITTEE
                                       Joseph A. Alutto, Chairman
                                       Michael Goldstein
                                       Vincent P. Langone


                            CERTAIN TRANSACTIONS

Stockholders' Agreement

The Company is required to bear the expenses of registering shares of Common Stock under the Securities Act of 1933 (the "Securities Act") as follows. Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, Limited Direct Associates, L.P. (referred to as "LDA"; see, "Security Ownership of Principal Stockholders"), an affiliate of The Limited, Inc., and the Company are among the parties to the Restated Stockholders' Agreement, dated December 23, 1992 (as amended, the "Stockholders' Agreement"). Pursuant to the Stockholders' Agreement, LDA has the right ("Demand Registration Right") on two occasions to require the Company to prepare and file a registration statement under the Securities Act with respect to not more than 2,500,000 shares of Common Stock. Mr. Benaroya has a similar Demand Registration Right exercisable on one occasion with respect to an offering of not more than 2,687,500 shares of Common Stock. Further, in the event that the Company proposes to register any of its securities under the Securities Act for its own account (subject to certain exceptions), or pursuant to the exercise of a Demand Registration Right, the other parties to the Stockholders' Agreement, including George R. Remeta, the Vice Chairman and Chief Administrative Officer of the Company, Ellen Demaio, the Senior Vice President-Merchandise of United Retail Incorporated, and certain other stockholders, are entitled to include shares in such registration, subject to the right of the underwriters of any such offering to limit the number of shares included in such registration.

Consulting Services By Directors' Firms

Bear, Stearns & Co., Inc., of which Ilan Kaufthal, a Director of the Company, is a Vice Chairman, rendered advisory services to the Company in Fiscal 2001 for a fee that was not material. Squire, Sanders & Dempsey, of which Richard W. Rubenstein, a Director of the Company, is a partner, rendered legal services to the Company in Fiscal 2001 for a fee that was not material and continues to render legal services to the Company.

Cash Transactions Relating to Stock Options

Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, borrowed money from the Company in Fiscal 1998 and Fiscal 1999 to finance taxes arising from exercises of employee stock options and to pay interest on the borrowings. On November 30, 2001, Mr. Benaroya signed a consolidated promissory note to the order of the Company in the amount of approximately $2.8 million, representing the cumulative borrowings and accrued interest as of that date. The note is secured by a pledge of 899,719 shares of the Company's Common Stock and is a full recourse obligation. The principal of the note is payable in two installments, approximately $0.5 million in November 2002 and the balance in November 2003. Interest is payable annually in cash at the prime rate.

Carrie Cline-Tunick, who was then an officer of United Retail Incorporated, surrendered incentive stock options for cancellation in Fiscal 2001 in exchange for a payment from the Company equal to the equity in the options before taxes. Ms. Cline-Tunick surrendered options to purchase a total of 20,000 shares of Common Stock of the Company in exchange for approximately $87,000.

Executive Compensation

Certain Associates employed on a full time basis by the Company and its subsidiaries, including the officers and certain members of their immediate families, received compensation in excess of $60,000 each for services rendered in Fiscal 2001 and are expected to receive compensation in excess of $60,000 each for services in Fiscal 2002. However, except for the five most highly compensated officers (see, "Executive Compensation - Summary Compensation Table"), management does not consider compensation paid to any Associate to be material.

                          STOCKHOLDER RETURN GRAPH

The following graph shows the change at January 31, 2002 in the value of $100 invested in Common Stock of the Company five years earlier compared with the changes since then in the Standard & Poor's 500 Composite Stock Index, which includes companies that sell products other than women's apparel, the Standard & Poor's Retail Specialty Apparel Stock Index and a peer group index composed of Ann Taylor Stores Corp., The Cato Corporation, Charming Shoppes, Inc. and Dress Barn Inc.


                                                    1/97       1/98      1/99      1/00      1/01      1/02
United Retail Group, Inc.                           100.00     172.00    318.00    316.00    224.00    225.60
S & P 500                                           100.00     126.91    168.14    185.54    183.87    156.46
S & P RETAIL (SPECIALTY APPAREL)                    100.00     181.59    375.80    358.37    334.53    217.96
PEER GROUP CUMULATIVE                               100.00     117.73    143.01    136.02    186.07    200.47
TOTAL RETURN WEIGHTED AVERAGE BY MARKET
VALUE







The Company prepared a peer group index composed of retail apparel companies with a market capitalization smaller than the companies included in the Standard & Poor's Retail Specialty Apparel Stock Index. The Company believes that the larger capitalization companies included in the Standard & Poor's Retail Specialty Apparel Stock Index are not as representative of the Company's stock market sector as the smaller capitalization companies included in the peer group index.


                          EXPENSES OF SOLICITATION

The expenses of preparing, assembling, printing and mailing the proxy and the material used in solicitation of proxies will be paid by the Company. In addition to the use of the mails, solicitation may be made by associates of the Company by telephone, e-mail, facsimile and personal interview. The Company does not expect to pay any compensation for the solicitation of proxies.

                               OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting of Stockholders. However, if other matters should come before the meeting, it is the intention of each of the persons named in the proxy to vote in accordance with his judgment on such matters.

                           STOCKHOLDER PROPOSALS

Any proposals of stockholders that are intended to be presented at the 2003 Annual Meeting of Stockholders, but which are not received by the Secretary of the Company at the principal executive offices of the Company on or before (i) December 26, 2002 may be excluded by the Company from its proxy statement and form of proxy relating to the meeting and (ii) March 3, 2003 may not properly be brought before the meeting.

                                         By Order of the Board of Directors,


                                         /s/ Raphael Benaroya
                                         ---------------------------------------
                                         Raphael Benaroya
                                         Chairman of the Board



                        APPENDIX TO PROXY STATEMENT



                         UNITED RETAIL GROUP, INC.

             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


The undersigned hereby appoints RAPHAEL BENAROYA and GEORGE R. REMETA and each of them, with power of substitution in each, proxies to represent the undersigned and to vote, as noted below, all the common stock of UNITED RETAIL GROUP, INC. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 30, 2002 at 11:00 A.M., or any adjournments thereof.

1.  ELECTION OF DIRECTORS

    z  FOR all Nominees listed below                 z  WITHHOLD AUTHORITY
       (except as marked to the contrary below)         to vote for all nominees
                                                        listed below

        Nominees:  Joseph A. Alutto, Raphael Benaroya, Russell Berrie,
                   Joseph Ciechanover, Michael Goldstein, Ilan Kaufthal, Vincent Langone, George R. Remeta and Richard W. Rubenstein

(Instruction: To withhold authority to vote for one or more individual nominees, write the name(s) in the space provided below.)

-----------------------------------------------------------------------------

2. In their discretion: (i) as to the election of directors, if the appropriate box above is not marked, (ii) for the election of a substitute for any of the nominees listed above who become(s) unable to serve, and
(iii) on matters incidental to the conduct of the meeting.

               (Continued and to be signed on opposite side)

                         UNITED RETAIL GROUP, INC.

    The shares represented hereby will be voted as instructed by the undersigned. If the appropriate box is not marked, the proxies appointed hereby intend to vote FOR all the nominees listed.

    Please specify your vote by marking the appropriate box and date and sign your name(s) below.

                                  Dated . . . . . . . . . . . . .  , 2002

                                  Signature(s)  . . . . . . . . . . .  .  .  .

                                   * * *

                         UNITED RETAIL GROUP, INC.

                                   BALLOT


The undersigned hereby votes, as noted below, all the common stock of UNITED RETAIL GROUP, INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders held on May 30, 2002 at 11:00 A.M.

ELECTION OF DIRECTORS

    z  FOR all Nominees listed below                z  WITHHOLD AUTHORITY
       (except as marked to the contrary below)        to vote for all nominees
                                                       listed below

        Nominees: Joseph A. Alutto, Raphael Benaroya, Russell Berrie,
                  Joseph Ciechanover, Michael Goldstein, Ilan Kaufthal, Vincent Langone, George R. Remeta and Richard W. Rubenstein

(Instruction: To withhold authority to vote for one or more individual nominees, write the name(s) in the space provided below.)

-----------------------------------------------------------------------------



                                             ------------------------------
                                             (print name(s) of stockholder(s)
                                              of record above)

                                             ------------------------------
                                             (signature(s))

(If you are signing as a proxy for a stockholder of record, please attach the form of proxy signed by the stockholder of record.)